Exhibit 99.1

Contacts:	Frederick M. Green
President and Chief Executive Officer
Phone: (763) 592-1900

William J. Birmingham
Interim Chief Financial Officer
Phone: (763) 592-1900

Ault Incorporated Announces Receipt of NASDAQ Letter Regarding Delisting

Appeal Filed; Delisting Stayed Pending Review

MINNEAPOLIS — September 20, 2005 — Ault Incorporated (Nasdaq NMS:  AULT) today reported receipt of a letter dated September 15, 2005 from NASDAQ.  The Listing Qualifications Department staff advised that because the Company’s Form 10-K for the year ended May 29, 2005 has not been filed, the Company is no longer in compliance with conditions for the continued listing of the Company’s common stock on the Nasdaq Stock Market under Nasdaq Marketplace Rule 4310 (c) (14).  The letter also stated that the Company’s securities are subject to delisting from the Nasdaq National Market on September 26, 2005 unless the Company requests a hearing in accordance with the Marketplace Rule 4800 Series.

Yesterday, September 19, the Company filed its appeal to  Nasdaq Listing Qualification Panel and requested a hearing to review the Staff Determination. There can be no assurance that the Panel will grant the Company’s request for continued listing.

On August 26, 2005 the Company filed a Notification of Late Filing Report on Form 12b-25 with the Securities and Exchange Commission reporting that it would not be able to timely file its 2005 Annual Report on Form 10-K.  The Company is working on the Form 10-K and expects to get back into compliance.

Ault is a leading manufacturer of power conversion products headquartered in North America.  The Company is a major supplier to original equipment manufacturers of wireless and wire line communications infrastructure, computer peripherals and handheld devices, medical equipment, industrial equipment and printing/scanning equipment.

Statements regarding Ault’s anticipated future performance are forward-looking and therefore involve risks and uncertainties that could cause results or developments to differ significantly from those indicated in the forward-looking statements.  These include, but are not limited to: market conditions in the global electronics industry, buying patterns of major customers, competitive products and technologies, the ability to control expense growth, and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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